                                                                     Exhibit 99
_______________________________________________________________________________

Ocwen Financial Corporation
1675 Palm Beach Lakes Blvd.
West Palm Beach, FL  33401
NASDAQ: symbol: OCWN
_______________________________________________________________________________

News release: IMMEDIATE                                             May 1, 1997

Ocwen Financial Corporation reports first quarter results

Ocwen Financial Corporation ("Ocwen" or the "Company") reported net income of $17.0 million in the first quarter of 1997, 463% higher than in the first quarter of 1996. Earnings per share for the quarter were $0.63 versus $0.11 a year ago. The Company's annualized return on average assets and annualized return on average common equity were 2.61% and 32.05%, respectively, in the first quarter of 1997 compared with 0.62% and 8.57%, respectively, in the first quarter 1996.

First quarter results at a glance
---------------------------------------------------------------------------
                                                          First quarter
---------------------------------------------------------------------------
In thousands of dollars, except per share data       1997           1996
---------------------------------------------------------------------------
Revenues                                             $ 53,086     $ 23,116
Provision for loan losses                              (9,742)      (9,407)
Operating expenses                                    (22,697)     (11,683)
Income taxes                                           (3,606)       1,003
---------------------------------------------------------------------------
Net income                                           $ 17,041     $  3,029
Net income per share                                 $   0.63     $   0.11
---------------------------------------------------------------------------

Revenues rose $30.0 million or 130% in the first quarter of 1997 from a year ago.

o Non-interest income increased $18.1 million or 549% to $21.4 million in the first quarter of 1997. This increase is due primarily to the $16.8 million of gains on sales of interest earning assets in the first quarter of 1997 which is primarily comprised of a $9.5 million net gain earned in connection with the securitization of single-family residential mortgage loans acquired from the Department of Housing and Urban Development ("HUD") in 1995 and 1996, $3.5 million of gains on sales of large commercial discount loans and $2.7 million of gains on sales of single-family loans to non-conforming borrowers. Also contributing to the increase in non-interest income is a $5.9 million increase in servicing fees and other charges which reflects a significant increase in loans serviced for others.

o Equity in earnings of the Company's 50% investment in a joint venture, which began operations in the second quarter of 1996, amounted to $14.4 million in the first quarter of 1997 and includes a $9.2 million gain related to the securitization of single-family residential mortgage loans acquired from HUD in 1996.

o Net interest income declined $2.5 million or 12% in the first quarter of 1997 as compared with a year earlier.

______________________________________________________________________________
Contact:                   Christine A. Reich, CFO              (561) 681-8569
______________________________________________________________________________

Operating expenses rose $11.0 million or 94% in the first quarter of 1997 as compared to a year ago.

o Compensation and employee benefits increased $8.7 million primarily due to an increase in the average number of full time equivalent employees for the quarter from 323 to 629 and a $3.6 million increase in the accrual for employee profit sharing.

o   Occupancy and equipment expense increased $784,000 or 38%.

o   Other operating expenses increased $845,000 or 28%.

The Company's efficiency ratio improved to 42.76% for the first quarter of 1997 as compared to 50.54% for the first quarter of 1996.

Ocwen Federal Bank FSB (the "Bank"), the Company's primary subsidiary, reported net income for the first quarter of 1997 of $18.6 million as compared to $3.5 million for the same period in 1996. At March 31, 1997 the Bank's core capital and total risk-based capital ratios were 9.48% and 13.22%, respectively.

Recent developments:

On February 2, 1997, the Company was notified by HUD that it and a co-investor were the successful bidder to purchase 13,781 single-family residential loans with an aggregate unpaid principal balance of $855.7 million and purchase price of $757.4 million. Approximately one-half of the loans have been allocated to each of the Company and its co-investor, each of which hold their respective loans directly. The Company acts as servicer for all of the loans and, in this capacity, receives fees from its co-investor.

On February 18, 1997 the Company filed a form S-11 registration statement with the Securities and Exchange Commission to offer to the public the common stock of Ocwen Asset Investment Corp. ("OAIC"), a newly organized Virginia corporation, which will elect to be taxed as a real estate investment trust under the Internal Revenue Code of 1986. The Company will manage the day-to-day operations of OAIC. OAIC's investments will include several categories of real estate and real estate related assets including subordinated interests in mortgage-backed securities, and distressed commercial and multi-family real property. The Company will own approximately 13% of the common stock of OAIC after completion of the proposed initial public offering.

On March 27, 1997, the Company, BCBF, LLC (the "LLC"), a limited liability company (in which the Company has a 50% interest) and an unaffiliated entity, completed the securitization of 2,916 single-family residential mortgage loans with an unpaid principal balance of $140.7 million and past due interest of $37.1 million. The loans securitized were all acquired from HUD in 1995 and 1996. The Company recorded total gains of $18.7 million on the sale of the senior classes of securities in connection with this transaction, of which $9.2 million represents Ocwen's pro rata share of the gain recorded by the LLC and is included in equity in earnings of investment in joint venture. The Company continues to service the loans for a fee and has retained an interest in the related subordinate class security.

Based upon recent discussions with the Office of Thrift Supervision ("OTS"), the Bank has determined to maintain a core capital ratio of at least 9% and a total risk-based capital ratio of no less than 13%. The Bank also determined to transfer its single-family residential lending activities to non-conforming borrowers to a non-bank subsidiary of Ocwen. The Bank believes at this time that it will continue to be a "well-capitalized institution" under OTS regulations.

The remainder of this release contains information on specific areas of results, a financial summary, and the consolidated financial statements.

REVENUES

Net Interest Income

Interest income of $54.5 million for the first quarter of 1997 increased by $6.6 million or 14% over that of the first quarter of 1996 as a result of a $544.8 million or 34% increase in the average balance of interest-earning assets offset in part by a 176 basis point decline in the average yield earned. The average yield on interest-earning assets was 10.06% in the first quarter of 1997 as compared to 11.82% in the first quarter of 1996. The decline in the yield was primarily attributable to a 138% increase in the average balance of single-family discount loans held as compared to the prior year coupled with the Company's decision to cease accretion of discount on such loans effective January 1, 1997. As a result of the Company's decision to cease accretion of discount, the Company will recognize income on its nonperforming single-family loans at the time of resolution or loan sale rather than over the anticipated holding period.

Interest expense of $37.2 million for the first quarter of 1997 increased by $9.0 million or 32% over the comparable period in the prior year as a result of a $532.3 million or 31% increase in the average balance of interest-bearing liabilities and a 6 basis point increase in the average rate paid.

As a result of the above, net interest income before provision for loan losses of $17.4 million for the first quarter of 1997 declined by $2.5 million or 12% from the first quarter of 1996 and the net interest margin for the first quarter of 1997 declined to 3.20% from 4.89% for the first quarter of 1996.

Equity in Earnings of Investment in Joint Ventures

During the first quarter of 1997 the Company recorded $14.4 million of income related to its 50% investment in the joint venture established in April 1996. The Company's pro rata share of the income from the joint venture consisted primarily of $1.7 million of net interest income and $9.2 million of net gains related to the securitization of single-family residential mortgage loans purchased from HUD in 1996, as noted above. Additionally, during the first quarter of 1997 Ocwen recaptured $2.5 million of valuation allowances established in 1996 on its equity investment in the joint venture as a result of the resolution and securitization of loans during the first quarter. The Company continues to act as the servicer for the loans securitized as well as the remaining loans in the joint venture.

Non-interest Income

Non-interest income of $21.4 million for the first quarter of 1997 increased by $18.1 million from that of the first quarter of 1996 primarily due to a $11.8 million increase in gains on sales of interest earning assets and a $5.9 million increase in servicing fees and other charges. Gains on sales of interest earning assets for the first quarter of 1997 includes a gain of $9.5 million recognized during the first quarter of 1997 on the sale of senior classes of securities resulting from the securitization of single-family residential mortgage loans acquired from HUD in 1995 and 1996 as described above. The increase in servicing fees and other charges is primarily due to an increase in loan servicing and related fees as a result of an increase in loans serviced for others. The average unpaid principal balance of loans serviced for others amounted to $2.04 billion during the first quarter of 1997 as compared to $338.9 million during the first quarter of 1996. Included in servicing fees and other charges for the first quarter of 1997 is $1.1 million of fees earned in connection with the set up of loans transferred to the Company for servicing during the quarter.

PROVISION FOR LOAN LOSSES

The Company's provision for loan losses amounted to $9.7 million for the first quarter of 1997 as compared to $9.4 million for the first quarter of 1996. The amount provided during the first quarter of 1997 includes $2.0 million established on single-family residential loans acquired from HUD in 1995 and 1996 which were not included in the March 1997 securitization described above. At March 31, 1997 Ocwen had allowances for losses of $16.8 million and $4.8 million on its discount loan and loan portfolios, respectively, which amounted to 1.3% and 1.1% of the respective balances. The Company maintained reserves of 1.1% and 0.9% on its discount loans and loan portfolios, respectively, at December 31, 1996.

OPERATING EXPENSES

Non-interest expense of $22.7 million for the first quarter of 1997 increased by $11.0 million or 94% as compared to the same period for 1996.
Compensation and employee benefits accounted for $8.7 million of this increase, as the average number of employees increased to 629 from 323 and the accrual for employee profit sharing expense increased by $3.6 million over that of the first quarter of 1996. Occupancy and equipment expense increased $784,000 primarily due to an increase in data processing costs and office equipment expenses. Net operating losses on investments in real estate and certain low-income housing tax credit interests, which includes hotel operations, increased $632,000 primarily as a result of net operating losses and depreciation expense on low-income housing tax credit interests placed in service since the first quarter of 1996. The associated tax credits on such projects are reported as a reduction of income tax expense as noted below. Other operating expenses increased $845,000 primarily due to a $600,000 increase in loan related expenses and a $200,000 increase in professional fees offset by lower FDIC insurance premium expenses of $405,000. The Company achieved an efficiency ratio of 42.76% for the first quarter of 1997 as compared to 50.54% for the first quarter of 1996.

INCOME TAXES

Income tax expense (benefit) amounted to $3.6 million and $(1.0) million during the three months ended March 31, 1997 and 1996, respectively. The Company's income tax expense is reported net of tax credits of $3.6 million and $1.8 million for the first quarter of 1997 and 1996, respectively, resulting from investments in low-income housing tax credit interests. Exclusive of such amounts, the Company's effective tax rate amounted to 34.74% and 37.02% during the three months ended March 31, 1997 and 1996, respectively.

ASSETS

At March 31, 1997 the Company had $2.65 billion of total assets as compared to $2.48 billion at December 31, 1996, a 7% increase. Ocwen acquired discount loans with a combined total unpaid principal balance of $442.9 million during the first quarter of 1997, as compared to $34.9 million for the same period in 1996. Acquisitions and originations of loans to non-conforming borrowers, which are classified available for sale, amounted to $64.5 million of unpaid principal balance during the first quarter of 1997 as compared to $70.2 million during the first quarter of 1996.

The Bank had total assets of $2.57 billion and $2.40 billion at March 31, 1997 and December 31, 1996, respectively.

CAPITAL

Stockholders' equity increased 11% during the first quarter of 1997 from $203.6 million at December 31, 1996 to $225.2 million at March 31, 1997. At March 31, 1997 stockholders' equity included $6.6 million of net unrealized gains on securities available for sale, net of related deferred taxes of $3.8 million compared with $3.5 million of net unrealized gains at December 31, 1996, net of related deferred taxes of $2.0 million.

The Bank had total stockholders' equity of $249.9 and $228.2 at March 31, 1997 and December 31, 1996, respectively.

The Bank's core and tangible capital ratios were 9.48% and its total risk-based capital ratio was 13.22% at March 31, 1997.

Attached are the financial summary, the average balance and rate analysis table and the interim consolidated financial statements which are unaudited.

OCWEN FINANCIAL CORPORATION
FINANCIAL SUMMARY
(Dollars in thousands, except share data)

                                                            FIRST QUARTER
                                                ----------------------------------------
                                                                                  %
                                                    1997           1996         CHANGE
                                                ----------      ----------    ----------
Operations data:
Interest Income...............................  $   54,527      $   47,956        14%
Interest expense..............................      37,164          28,132        32
                                                ----------      ----------
   Net interest income........................      17,363          19,824       (12)
Provision for loan losses.....................       9,742           9,407         4
                                                ----------      ----------
   Net interest income after provision
     for loan losses..........................       7,621          10,417       (27)
                                                ----------      ----------
Gain on sale of interest-earning assets, net..      16,778           5,017       234
Other non-interest income.....................       4,573          (1,725)      365
                                                ----------      ----------
   Total non-interest income..................      21,351           3,292       549
                                                ----------      ----------
Non-interest expense..........................      22,697          11,683        94
                                                ----------      ----------
Equity in earnings of investment in joint           14,372              --        --
  venture.....................................
                                                ----------      ----------
   Income before income taxes.................      20,647           2,026       919
Income tax expense (benefit)..................       3,606          (1,003)      460
                                                ----------      ----------
    Net income................................  $   17,041      $    3,029       463
                                                ----------      ----------
                                                ----------      ----------

Earnings per share............................  $     0.63      $     0.11       473
                                                ----------      ----------
                                                ----------      ----------

Key Ratios:
Net interest spread...........................        3.48%           5.30%      (34)%
Net interest margin...........................        3.20            4.89       (35)
Annualized Return on Average:
   Assets (1).................................        2.61            0.62       321
   Equity.....................................       32.05            8.57       274
Efficiency Ratio (2)..........................       42.76           50.54       (15)



(1) Includes the Company's pro rata share of average assets held by the joint venture.

(2) Before provision for loan losses and including equity in earnings of investment in joint venture.


Average Balances:
Securities available for sale.................  $  338,956      $  322,322         5%
Loan portfolio................................     423,135         298,502        42
Discount loan portfolio.......................   1,118,233         645,482        73
Total interest-earning assets.................   2,167,601       1,622,760        34
Total assets..................................   2,607,854       1,956,202        33

Deposits......................................   1,991,339       1,495,335        33
Total interest-bearing liabilities............   2,259,367       1,727,054        31
Total liabilities.............................   2,395,148       1,814,828        32
Total stockholders' equity....................     212,706         141,374        50

OCWEN FINANCIAL CORPORATION
AVERAGE BALANCE / RATE ANALYSIS
(DOLLARS IN THOUSANDS)

                                                                          THREE MONTHS ENDED MARCH 31,
                                                 ------------------------------------------------------------------------------
                                                                  1997                                    1996
                                                 --------------------------------------  --------------------------------------
                                                   AVERAGE                 ANNUALIZED      AVERAGE                 ANNUALIZED
                                                   BALANCE     INTEREST    YIELD/RATE      BALANCE     INTEREST    YIELD/RATE
                                                 ------------  ---------  -------------  ------------  ---------  -------------

Average Assets:
Federal funds sold and repurchase agreements...  $    132,337  $   1,658         5.01%   $     57,191  $     769         5.38%
Securities available for sale..................       338,956      8,173         9.64         322,322      7,781         9.66
Securities held for trading....................        13,179        248         7.53           --          --           --
Loans available for sale.......................       118,729      2,851         9.61         261,351      6,597        10.10
Investment securities and other................        23,032        681        11.83          37,912        644         6.79
Loan portfolio.................................       423,135     10,692        10.11         298,502     10,010        13.41
Discount loan portfolio........................     1,118,233     30,224        10.81         645,482     22,155        13.73
                                                 ------------  ---------                 ------------  ---------
Total interest-earning assets, interest
  income.......................................     2,167,601     54,527        10.06       1,622,760     47,956        11.82
                                                 ------------  ---------                 ------------  ---------
Non-interest earning cash......................        11,350                                   6,029
Allowance for loan losses......................       (16,515)                                 (2,849)
Investments in low-income housing tax credit
  interests....................................        90,398                                  85,428
Investment in joint venture....................        63,637                                      --
Real estate owned, net.........................       112,227                                 162,988
Other assets...................................       179,156                                  81,846
                                                 ------------                               ------------
Total assets...................................  $  2,607,854                               $1,956,202
                                                 ------------                               ------------
                                                 ------------                               ------------
Average Liabilities and Stockholders' Equity:
Interest-bearing demand deposits...............  $     24,699  $     227         3.68    $     26,302  $     229         3.48
Savings deposits...............................         2,620         15         2.29           3,446         21         2.44
Certificates of deposit........................     1,964,020     29,652         6.04       1,465,587     22,751         6.21
                                                 ------------  ---------                 ------------  ---------
Total interest-bearing deposits................     1,991,339     29,984         6.00       1,495,335     23,001         6.15
Notes, debentures and other....................       225,573      6,715        11.91         116,335      3,439        11.82
Securities sold under agreements to
  repurchase...................................        20,934        272         5.20          44,985        653         5.81
Federal Home Loan Bank advances................        21,521        283         5.26          70,399      1,039         5.90
                                                 ------------  ---------                 ------------  ---------
Total interest-bearing liabilities, interest
  expense......................................     2,259,367     37,164         6.58       1,727,054     28,132         6.52
                                                 ------------  ---------                 ------------  ---------
Non-interest bearing deposits..................        15,543                                   4,323
Escrow deposits................................        71,713                                  37,167
Other liabilities..............................        48,525                                  46,284
                                                 ------------                            ------------
Total liabilities..............................     2,395,148                               1,814,828
Stockholders' equity...........................       212,706                                 141,374
                                                 ------------                            ------------
Total liabilities and stockholders' equity.....  $  2,607,854                            $  1,956,202
                                                 ------------                            ------------
                                                 ------------                            ------------
Net interest income before provision for loan
  losses.......................................                $  17,363                               $  19,824
                                                               ---------                                ---------
                                                               ---------                                ---------

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share data)

                                                                          MARCH 31,     DECEMBER 31,
                                                                            1997           1996
                                                                        (UNAUDITED)      (AUDITED)
                                                                        -----------     ------------
Assets
Cash and amounts due from depository institutions.....................  $    8,966       $    6,878
Interest bearing deposits.............................................       8,802           13,341
Federal funds sold and repurchase agreements..........................      99,000           32,000
Securities held for trading...........................................          --           75,606
Securities available for sale, at market value........................     348,066          354,005
Loans available for sale, at lower of cost or market..................      88,511          126,366
Investment securities, net............................................      11,201            8,901
Loan portfolio, net...................................................     422,232          402,582
Discount loan portfolio, net..........................................   1,280,972        1,060,953
Principal, interest and dividends receivable..........................      13,566           16,821
Investments in low-income housing tax credit interests................      99,924           93,309
Investment in joint ventures..........................................      33,367           67,909
Real estate owned, net................................................      99,658          103,704
Investment in real estate.............................................      44,940           41,033
Premises and equipment, net...........................................      15,518           14,619
Income taxes receivable...............................................      14,625           15,115
Deferred tax asset....................................................       3,253            5,860
Other assets..........................................................      56,870           44,683
                                                                        ----------       ----------
                                                                        $2,649,471       $2,483,685
                                                                        ----------       ----------
                                                                        ----------       ----------
Liabilities and Stockholders' Equity
Liabilities:
   Deposits...........................................................  $2,106,829       $1,919,742
   Advances from the Federal Home Loan Bank...........................         399              399
   Securities sold under agreements to repurchase.....................      39,224           74,546
   Notes, debentures and other interest bearing obligations...........     225,573          225,573
   Accrued expenses, payables and other liabilities...................      52,290           59,829
                                                                        ----------       ----------
    Total liabilities.................................................   2,424,315        2,280,089
                                                                        ----------       ----------
                                                                        ----------       ----------
Stockholder's Equity:
  Preferred stock, $.01 par value; 20,000,000 shares authorized;
   0 shares issued and outstanding....................................          --               --
  Common stock, $.01 par value; 200,000,000 shares authorized;
   26,799,511 and 26,744,170 shares issued and outstanding at
   March 31, 1997 and December 31, 1996, respectively.................         268              267
  Additional paid-in capital..........................................      23,109           23,258
  Retained earnings...................................................     197,458          180,417
  Unrealized gain on securities available for sale, net of taxes......       6,648            3,486
  Notes receivable on exercise of common stock options................      (2,327)          (3,832)
                                                                        ----------       ----------
Total stockholders' equity............................................     225,156          203,596
                                                                        ----------       ----------
                                                                        $2,649,471       $2,483,685
                                                                        ----------       ----------
                                                                        ----------       ----------

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)


FOR THE THREE MONTHS ENDED MARCH 31, (UNAUDITED)                       1997           1996
------------------------------------------------------------------  ------------  ------------
Interest income:
 Federal funds sold and repurchase agreements.....................  $      1,658  $        769
 Securities available for sale....................................         8,173         7,781
 Securities held for trading......................................           248       --
 Loans available for sale.........................................         2,851         6,597
 Loans............................................................        10,692        10,010
 Discount loans...................................................        30,224        22,155
 Investment securities and other..................................           681           644
                                                                    ------------  ------------
                                                                          54,527        47,956
                                                                    ------------  ------------
Interest expense:
 Deposits.........................................................        29,894        23,001
 Securities sold under agreements to repurchase...................           272           653
 Advances from the Federal Home Loan Bank.........................           283         1,039
 Notes, debentures and other interest bearing obligations.........         6,715         3,439
                                                                    ------------  ------------
                                                                          37,164        28,132
                                                                    ------------  ------------
   Net interest income before provision for loan losses...........        17,363        19,824
                                                                    ------------  ------------
Provision for loan losses.........................................         9,742         9,407
                                                                    ------------  ------------
   Net interest income after provision for loan losses............         7,621        10,417
                                                                    ------------  ------------
Non-interest income:
 Servicing fees and other charges.................................         5,236          (681)
 Gains on sales of interest earning assets, net...................        16,778         5,017
 Loss on real estate owned, net...................................          (794)       (1,916)
 Other income.....................................................           131           872
                                                                    ------------  ------------
                                                                          21,351         3,292
                                                                    ------------  ------------
Non-interest expense:
 Compensation and employee benefits...............................        14,923         6,170
 Occupancy and equipment..........................................         2,829         2,045
 Net operating losses on investments in real estate and certain
   low-income housing tax credit interests........................         1,093           461
 Other operating expenses.........................................         3,852         3,007
                                                                    ------------  ------------
                                                                          22,697        11,683
                                                                    ------------  ------------
Equity in earnings of investment in joint venture.................        14,372       --
 Income before income taxes.......................................        20,647         2,026
Income tax expense (benefit)......................................         3,606        (1,003)
                                                                    ------------  ------------
 Net income.......................................................  $     17,041  $      3,029
                                                                    ------------  ------------
                                                                    ------------  ------------
Earnings per share

   Net income.....................................................  $       0.63  $       0.11
                                                                    ------------  ------------
                                                                    ------------  ------------
Weighted average common shares outstanding........................    27,073,362    26,445,370
                                                                    ------------  ------------
                                                                    ------------  ------------